UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


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                                 SCHEDULE 13G/A





                   Under the Securities Exchange Act of 1934
                         (Amendment No. ______5_____________)*


                    	HEXCEL CORPORATION
             -----------------------------------------------------
                                (Name of Issuer)

                 		COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                   		428291108
             -----------------------------------------------------
                                 (CUSIP Number)
			12/31/05
             -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)
[] Rule 13d-1(c)
[] Rule 13d-1(d)



----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  428291108



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       INGALLS & SNYDER LLC
	13-5156620




--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)  [  ]
         (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


      NEW YORK STATE

------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES          0
BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH           0

   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH          0
--------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                  3,242,550
-------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,242,550
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.7%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


BD, IA
--------------------------------------------------------------------------------



Item 1.     (a)   Name of Issuer:

                 	HEXCEL CORPORATION
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                	281 TRESSER BLVD STAMFORD CT 06901
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                  INGALLS & SNYDER LLC
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                  61 BROADWAY, NEW YORK, NY 10006
                  --------------------------------------------------------------
            (c)   Citizenship:
                               NY STATE
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:
                  		COMMON STOCK
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                                428291108
                  --------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 240.13d-(1), or 13d-2(b) or (c), check whether the person filing is a:

            (a)   [X]   Broker or Dealer  registered under Section  15 of  the
                        Act, (15 U.S.C 78o)

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the
			Act, (15 U.S.C 78c)

            (c)   [ ]   Insurance Company  as defined  in Section  3(a)(19)
			of the Act, (15 U.S.C 78c)

            (d)   [ ]   Investment Company registered under  Section 8 of  the
                        Investment Company Act of 1940 (15 U.S.C 80a-8)

            (e)   [x]   Investment Adviser in accordance with
			Section 240.13d-1(b)(1)(ii)(E)

            (f)   [ ]   Employee Benefit Plan or endowment fund in accordance
			to Section 240.13d-1(b)(ii)(F)

            (g)   [ ]   A parent holding company or control person in
			accordance with Section 240.13d-1(b)(1)(ii)(G)


	    (h)   [ ]   A savings associations as defined in Section 3(b)
			of the Federal Deposit Insurance Act (12 U.S.C 1813)

	    (i)	  [ ]	A church plan that is excluded from the definition
			of an investment company under section 3(c)(14)
			of the Investment Company Act of 1940 (15 U.S.C 80a-3)

	    (j)   [ ] 	Group, in accordance with
			Section 240.13d-1(b)(1)(ii)(J)



Item 4.     Ownership.

            (a) Amount beneficially owned: 3,242,550

            (b) Percent of class: 4.7%

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote
			0,

                  (ii) Shared power to vote or to direct the vote

			0

                  (iii) Sole power to dispose or to direct the disposition of


	0

                  (iv) Shared power to dispose or to direct the disposition of

	3,242,550



Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.


Securities reported under Shared Dispositive Authority are owned by clients of Ingalls & Snyder LLC, a registered broker dealer and a registered investment adviser, in accounts over which employees hold discretionary investment authority or in accounts managed under investment advisory contracts.


Item 7.     Identification and Classification of the Subsidiary
		which Acquired the Security Being Reported on
		By the Parent Holding Company.

INAPPLICABLE


Item 8.     Identification and Classification of Members of the Group.

INAPPLICABLE

Item 9.     Notice of Dissolution of Group.


INAPPLICABLE

Item 10.    Certification.

(a) The following certification shall be included if the statement is filed pursuant to 240.13d-1(b)

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: 2/7/06


----------------------------------
                      (Signature)*
Edward H. Oberst
Managing Director
----------------------------------
                      (Name/Title)


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).